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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-173811) of Simpson Manufacturing Co., Inc. of our report dated June 25, 2015, with respect to the statements of net assets available for benefits of Simpson Manufacturing Co. Inc. 401(k) Profit Sharing Plan for Hourly Employees as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014 and the supplemental Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report for Form 11-K of Simpson Manufacturing Co. Inc. 401(k) Profit Sharing Plan for Hourly Employees.

Armanino LLP

Armanino LLP
San Ramon, California

June 25, 2015